Exhibit 21.1

Subsidiaries of Nexeo Solutions Holdings, LLC

Entity	Jurisdiction of Formation
Nexeo Solutions, LLC	Delaware
Nexeo Solutions Sub Holding Corp.	Delaware
Nexeo Solutions Finance Corporation	Delaware
Nexeo Solutions Mexico Holdings, LLC	Delaware
Nexeo Solutions Pico Holdings, LLC	Delaware
Nexeo Solutions Singapore Pte. Ltd.	Singapore
Nexeo Solutions Hong Kong Limited	Hong Kong
Nexeo Solutions Canada Corp.	Canada
Nexeo Solutions Puerto Rico, LLC	Puerto Rico
Nexeo Solutions Cayman Holding Co. Ltd.	Cayman Islands
Nexeo Solutions Mexico SRL	Mexico
Nexeo Solutions Services Mexico SRL	Mexico
Nexeo Solutions Luxembourg Holding Co. S.a.r.l.	Luxembourg
Accolade European Holding Co. BV	Netherlands
Accolade Plastics Holding Co. BV	Netherlands
Nexeo Solutions Danmark ApS	Denmark
Accolade France SAS	France
Accolade Plastics Ireland Ltd.	Ireland
Accolade Netherlands BV	Netherlands
Nexeo Solutions Poland Sp. z o.o.	Poland
O.O.O. Accolade RUS	Russia
Nexeo Solutions Sweden AB	Sweden
Accolade Finland OY	Finland
Nexeo Solutions Germany GmbH	Germany
Nexeo Solutions Italy SRL	Italy
Nexeo Solutions Norway AS	Norway
Accolade Portugal, Unipessoal Limitada	Portugal
Nexeo Solutions Spain SL	Spain
Nexeo Solutions UK Plastics Limited	United Kingdom
Pacific Sky (H.K.) Ltd.	Hong Kong
Nexeo Solutions Trading (Shanghai) Company Limited	China
Nexeo Solutions Chemicals Trading (Shanghai) Company Limited	China
Nexeo Plaschem (Shanghai) Company Limited	China